March 20, 2026

Christopher Tucker
Chief Financial Officer
ESCO TECHNOLOGIES INC
645 Maryville Centre Drive, Suite 300
St. Louis , MO 63141

       Re: ESCO TECHNOLOGIES INC
           Form 10-K for the Fiscal Year Ended September 30, 2025
           Filed December 1, 2025
           File No. 001-10596
Dear Christopher Tucker:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of
Manufacturing